Execution Version

Exhibit B

Contribution Agreement (Sanders)

CONTRIBUTION AGREEMENT

IN MAKING AN INVESTMENT DECISION ROLLOVER INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PARTNERSHIP AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE OR NON-U.S. SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. ROLLOVER INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of April 16, 2012, is by and among Lee Summer, LP, a Delaware limited partnership (the “Partnership”) and the individuals named on Annex A hereto (the “Rollover Investors”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, Summer Holdings II, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Partnership (“Parent”), Summer Merger Sub, Inc., a Texas corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and The Edelman Financial Group Inc., a Texas corporation (“Company”), have entered into an Agreement and Plan of Merger, dated as of April 16, 2012 (the “Merger Agreement”), pursuant to which, on the terms and conditions set forth in the Merger Agreement, Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), and as a wholly-owned Subsidiary of Parent;

WHEREAS, the Partnership is managed by its general partner, Lee Summer GP, LLC, a Delaware limited liability company (the “General Partner”);

WHEREAS, each of the Rollover Investors owns the number of shares of common stock, par value $.01 per share, of the Company (“Company Shares”) as set forth on Annex A (which, for the avoidance of doubt, only sets forth that number shares of common stock of the Company being contributed by each Rollover Investor pursuant to this Agreement, and not the total number of shares of common stock of the Company owned by each Rollover Investor);

WHEREAS, each of Rollover Investors desires to contribute, transfer and assign to the Partnership all of such Rollover Investor’s right, title and interest in and to such Company Shares in exchange for a number of newly issued Class A partnership interests of the Partnership (each a “Class A Unit”) as more fully set forth herein (the “Exchange”); and

WHEREAS, it is intended that the contribution by the Rollover Investors of the Company Shares in exchange for newly issued Class A Units be governed by Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

CONTRIBUTION OF COMPANY SHARES

Upon the terms and subject to the conditions set forth herein and immediately prior to the Effective Time, each Rollover Investor hereby agrees to contribute, transfer and assign to the Partnership all of such Rollover Investor’s right, title and interest in and to the Company Shares as set forth on Annex A (as applicable to each Rollover Investor, the “Contributed Securities”, and the aggregate value thereof based upon the per share Merger Consideration, as applicable to each Rollover Investor, the “Contribution Amount”) in exchange for the Partnership’s issuance to each Rollover Investor, of that number of Class A Units determined by dividing the Contribution Amount by the per unit Class A Unit Value. For purposes of this Agreement, “Class A Unit Value” shall mean the Class A Initial Price Per Unit (as defined in the Partnership Agreement).

By executing and delivering this Agreement, as a condition to the issuance of the Class A Units to each Rollover Investor, each Rollover Investor agrees to be bound by and become a party to that certain Amended and Restated Partnership Agreement of the Partnership, in the form attached hereto as Exhibit A (the “Partnership Agreement”).

Effective upon and conditioned upon the completion of the Exchange Closing, and solely in each Rollover Investor’s capacity as a direct or indirect holder of Contributed Securities, each Rollover Investor hereby releases, effective as of the Exchange Closing, on such Rollover Investor’s own behalf and on behalf of such Rollover Investor’s successors and assigns, the Partnership and its respective affiliates, directors, officers, employees, partners, members, agents, advisors and representatives, and their respective successors and assigns (the “Partnership Release Persons”), from any and all claims, actions, causes of action, suits, damages, judgments, expenses, demands and other obligations or liabilities, whatsoever, in law or in equity of each such Rollover Investor, arising solely out of such Rollover Investor’s ownership of the Contributed Securities prior to the Exchange Closing. For the avoidance of doubt, the foregoing shall not release any Partnership Release Person from any obligation under this Agreement or any other agreement entered into or document delivered in connection with the Merger or the transactions contemplated hereby.

EXCHANGE CLOSING

The closing of the Exchange (the “Exchange Closing”) shall take place at such place as the Closing of the transactions contemplated by the Merger Agreement and contemporaneously with the consummation of the Merger pursuant to the Merger Agreement.

Deliveries of the Rollover Investors at Closing. At or prior to the Exchange Closing, the Rollover Investors shall deliver to the Partnership:

the original certificate(s) representing the Company Shares included in the Contributed Securities, together with a duly executed stock power, or if the Rollover Investors own uncertificated Company Shares included in the Contributed Securities, the Rollover Investors are deemed to have delivered such uncertificated Company Shares to the Partnership; and

a counterpart signature page to the Partnership Agreement, duly executed by each Rollover Investor.

Deliveries of the Partnership at Closing. At the Exchange Closing, the Partnership shall deliver to the Rollover Investors:

counterpart signature pages to the Partnership Agreement duly executed by each of the Persons (other than the Rollover Investors) subscribing for Class A Units in connection with the transactions contemplated by the Merger Agreement.

REPRESENTATIONS AND WARRANTIES OF PARTNERSHIP

On behalf of the Partnership, the General Partner hereby represents and warrants to the Rollover Investors as follows:

Organization; Authorization. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by all necessary action pursuant to the Partnership Agreement, and has been duly and validly executed and delivered by the Partnership and constitutes a legal, valid and binding obligation of the Partnership, enforceable against it in accordance with its terms.

Non-Contravention. Except for applicable filings under federal and state securities laws, the execution and delivery of this Agreement by the Partnership and the consummation of the transactions contemplated hereby do not require the Partnership to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any State thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which the Partnership is a party or by which its property is bound, in any such case which would reasonably be expected to prevent, materially delay or materially burden the transactions contemplated by this Agreement.

Issuance of the Class A Units. Upon issuance of the Class A Units to the Rollover Investors at the Exchange Closing, such Class A Units will be duly authorized, validly issued, fully paid and non-assessable, will be issued (assuming that the representations and warranties of the Rollover Investors set forth in Section 4.4 are true and correct with respect to each Rollover Investor) in compliance with applicable securities laws or exemptions therefrom, and will be free and clear of any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind, excluding restrictions under applicable securities laws (each, a “Lien”) except as may otherwise be set forth in the Partnership Agreement or the employment agreement, if any, between a Rollover Investor and a Subsidiary of the Partnership as in effect from and after the consummation of the Merger or otherwise created by or permitted by the Rollover Investors.

Capitalization; Partnership Agreement. Upon completion of the Exchange Closing, and except for any class of equity securities issued in accordance with the Partnership Agreement following the Exchange Closing, the Class A Units to be issued to the Rollover Investors pursuant to this Agreement shall constitute the same class of securities of the Partnership issued to LEP Summer Holdings, LLC and its affiliates in connection with the consummation of the Merger.

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF THE ROLLOVER INVESTORS

Each Rollover Investor hereby represents, warrants and acknowledges to the Partnership as follows:

Organization; Authorization. With respect to each Rollover Investor that (i) is a natural person, such Rollover Investor has full legal capacity to execute and deliver this Agreement and the agreements contemplated hereby and to perform his obligations hereunder and thereunder; and (ii) is not a natural person, such Rollover Investor is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority and all necessary governmental approvals to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each Rollover Investor and constitutes a legal, valid and binding obligation of each Rollover Investor, enforceable against each Rollover Investor in accordance with its terms.

Non-Contravention. Except for applicable filings under federal and state securities laws, the execution and delivery of this Agreement by the Rollover Investors and the consummation of the transactions contemplated hereby do not require the Rollover Investors to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any State thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which any of the Rollover Investors is a party or by which any Rollover Investor’s property is bound, in any such case which would reasonably be expected to prevent, materially delay or materially burden the transactions contemplated by this Agreement.

Certain Matters Relating to the Contributed Securities.

Each Rollover Investor is the sole record and beneficial owner of, and has good and marketable title to, the Contributed Securities, and such ownership is free and clear of any Liens. Upon consummation of the Exchange Closing as provided in this Agreement, the Partnership will acquire good and marketable title to the Contributed Securities free and clear of all Liens.

Each Rollover Investor has and will have at all times through the Exchange Closing sole voting power, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Contributed Securities.

There is no Proceeding pending or, to the knowledge of the Rollover Investors, threatened against any Rollover Investor or any of their respective Affiliates before or by any Governmental Entity that would impair the ability of the Rollover Investors to perform their respective obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Certain Matters Relating to the Rollover Investors’ Investment in the Class A Units.

Each Rollover Investor is acquiring the Class A Units for investment purposes only and not with a view to, or for, distribution, resale or fractionalization thereof, in whole or in part, in each case under circumstances which would require registration thereof under the Securities Act, or any applicable state securities laws.

Each Rollover Investor is relying on such Rollover Investor’s own business judgment and knowledge concerning the business, financial condition and prospects of the Partnership, and the advice of such Rollover Investor’s own counsel, tax advisors and other advisors, in making the decision to acquire the Class A Units.

Each Rollover Investor is not contributing the Contributed Securities in exchange for Class A Units as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person or entity not previously known to such Rollover Investor in connection with investments in securities generally.

Each Rollover Investor is an “accredited investor” as described in Rule 501(a) of Regulation D under the Securities Act;

Each Rollover Investor understands that an investment in the Class A Units is a speculative investment which involves a high degree of risk of loss of such Rollover Investor’s investment therein. Each Rollover Investor is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of such Rollover Investor’s investment in such securities. Each Rollover Investor acknowledges that the Class A Units have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act or any applicable state securities laws or an exemption from such registration is available and that transfers of the Class A Units may be restricted by applicable state and non-U.S. securities laws.

Each Rollover Investor and such Rollover Investor’s advisors, if any, have been afforded the opportunity to examine all documents related to and, if applicable, executed in connection with the transactions contemplated hereby, which each Rollover Investor or such Rollover Investor’s respective advisors, if any, have requested to examine. Each Rollover Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Class A Units and has had full access to such other information concerning the Partnership and its Subsidiaries as it has requested. Each Rollover Investor’s knowledge and experience in financial and business matters are such that such Rollover Investor is capable of evaluating the merits and risk of the investment in the Class A Units. Each Rollover Investor has carefully reviewed the terms and provisions of this Agreement and the Partnership Agreement and has evaluated the restrictions and obligations contained herein and therein.

Rollover Investors’ Knowledge. Each Rollover Investor has a high degree of familiarity with the business, operations and current financial condition of the Company and its Subsidiaries.

COVENANTS OF THE PARTIES

The Rollover Investors hereby covenant and agree as follows:

The Rollover Investors shall not directly or indirectly sell, transfer, pledge, assign or otherwise dispose of any of the Contributed Securities (or any interest therein) between the date hereof and the Exchange Closing or, if earlier, until termination of this Agreement in accordance with its terms. Notwithstanding the generality of the foregoing, the Rollover Investors hereby waive any right the Rollover Investors may have, pursuant to any Contract to which any of the Rollover Investors is a party or otherwise, to require the Company or any

Subsidiary of the Company to purchase any Company Shares held by such Rollover Investor to the extent any such rights are triggered by the Company’s entering into the Merger Agreement or consummation of the Merger and the other transactions contemplated thereby. For the avoidance of doubt, the foregoing waiver shall be limited to, and effective only with respect to, the transactions contemplated by the Merger Agreement, and nothing herein shall be deemed or construed to amend or modify, or as a waiver of, any such rights following the termination of this Agreement if the Exchange Closing has not occurred.

The Rollover Investors shall not enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with the Rollover Investors’ respective representations, warranties, covenants and obligations under this Agreement, or take any action that would reasonably be expected to restrict or otherwise affect the Rollover Investors’ power, authority and right to comply with and perform their respective covenants and obligations under this Agreement.

From time to time, at the Partnership’s request and without further consideration, the Rollover Investors shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

The Rollover Investors hereby acknowledge and agree that, in exchange for the contribution of the Contributed Securities, the Rollover Investors are only entitled to receive the Class A Units, and the issuance of the Class A Units to the Rollover Investors will completely discharge any obligations of the Company, the Partnership, Parent, Merger Sub and their respective Affiliates with respect to the Contributed Securities.

The Rollover Investors hereby acknowledge and agree that the Class A Units are subject to restrictions on transfer and resale and may not be transferred or resold except (i) as may be provided in the Partnership Agreement; and (ii) as permitted under the Securities Act and applicable state securities laws, pursuant to registration or exemption therefrom.

APPOINTMENT

Each Rollover Investor hereby irrevocably makes, constitutes and appoints the General Partner (the “Representative”), as such Rollover Investor’s true and lawful agent and attorney-in-fact, with full powers of substitution, to act in such Rollover Investor’s name, place and stead, to take all such actions and to execute and deliver all such documents by or on behalf of such Rollover Investor as may be required in connection with the consummation of the Exchange Closing, and the contribution of the Contributed Securities to the Partnership, in accordance with this Agreement. Each Rollover Investor hereby ratifies and confirms all that the Representative shall do or cause to be done by virtue of such appointment as their agent and attorney-in-fact solely for the purposes set forth herein. The appointment of the Representative by each Rollover Investor shall be deemed coupled with an interest and as such shall be irrevocable and shall survive the death, incompetency, mental illness or insanity of such Rollover Investor, and any person dealing with the Representative may conclusively and absolutely rely, without inquiry, upon any act of the Representative as the act of each Rollover Investor in all matters referred to in this Section 6.1.

MISCELLANEOUS

Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

Tax Treatment. It is the intent of the parties hereto that, for U.S. federal income tax purposes, the contribution by the Rollover Investors of the Contributed Securities in exchange for newly issued Class A Units be governed by Section 721 of the Code. The parties shall not take any action or position inconsistent with this Section 7.2, whether in audits, tax returns, or otherwise.

Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally, by facsimile or electronic mail, by registered or certified mail, postage prepaid, or by overnight courier service, if to the Partnership, addressed to the Partnership c/o Lee Equity Partners, LLC, 650 Madison Avenue, New York, NY 10022, Attention: Mark K. Gormley and Benjamin Hochberg, Facsimile Number (212) 702-3787, E-mail: mgormley@thlcapital.com and bhochberg@thlcapital.com, with copies to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, Attention: Christopher Ewan and David N. Shine, Facsimile Number (212) 859-4000, E-mail: david.shine@friedfrank.com and christopher.ewan@friedfrank.com; if to a Rollover Investor, addressed to Don A. Sanders, 600 Travis, Suite 5800, Houston, Texas 77002, Facsimile Number (713) 250-4298, E-mail: don.sanders@smhgroup.com, or addressed to 2003 Sanders Children’s Trust, 600 Travis, Suite 5800, Houston, Texas 77002, Attention: Don Weir, Facsimile Number (713) 250-4298, E-mail: don.weir@smhgroup.com, with copies to Lehman & Eilen LLP, 50 Charles Lindbergh Blvd., Suite 505, Uniondale, NY 11553, Attention: Bob E. Lehman, Facsimile (516) 222-0948, E-mail: blehman@lehmaneilen.com, or to such other persons or addresses as may be designated in writing by the party to receive such notice.

Entire Agreement, etc. This Agreement, the Merger Agreement, the Partnership Agreement, the Voting Agreement, dated as of the date hereof, by and between Parent and the Rollover Investors, and other documents and instruments delivered in connection herewith (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, and (b) is for the benefit only of the parties hereto and is not intended to create any obligations to, or rights in respect of, any Persons other than the parties hereto.

Amendments and Waivers. This Agreement may not be modified or amended except by a written instrument signed by the Partnership and the Rollover Investors. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the parties hereto. Any assignment by a party hereto requires consent of the other parties hereto, except that the Partnership may assign its rights and obligations hereunder to an Affiliate; provided that no such assignment shall relieve the Partnership of its obligations hereunder.

Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made in writing by the Rollover Investors or by or on behalf of the Partnership in connection with the transactions contemplated by this Agreement, shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of the Partnership or the Rollover Investors, the issue and sale of the Class A Units and the consummation of the Exchange.

Specific Performance. Each Rollover Investor acknowledges and agrees that a breach of this Agreement by such Rollover Investor would cause irreparable damage to the Partnership and that the Partnership would not have an adequate remedy at law. Accordingly, the obligations of each Rollover Investor under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

Termination. This Agreement shall terminate (i) upon mutual written consent of the Partnership and the Rollover Investors, or (ii) automatically without any further action of the parties hereto if, at any time prior to the Exchange Closing, the Merger Agreement shall have been terminated in accordance with its terms. Except as contemplated by Section 7.10, upon any such termination, the rights and obligations of the parties shall terminate and there shall be no liability on the part of the Partnership or the Rollover Investors under this Agreement; provided, that no such termination of this Agreement shall relieve any party from liability for any willful breach of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

PARTNERSHIP:	LEE SUMMER, LP By: LEE SUMMER GP, LLC, its general partner

	By:	/s/ Mark K. Gormley
Name: Mark K. Gormley
Title: President

GENERAL PARTNER:	LEE SUMMER GP, LLC

	By:	/s/ Mark K. Gormley
Name: Mark K. Gormley
Title: President

[Signature Page to DAS Contribution Agreement]

ROLLOVER INVESTORS:	/s/ Don A. Sanders
Don A. Sanders

[Signature Page to DAS Contribution Agreement]

ROLLOVER INVESTORS:	2003 SANDERS CHILDREN’S TRUST

	By:	/s/ Donald V. Weir
Name: Donald V. Weir
Title: Trustee

[Signature Page to DAS Contribution Agreement]

Execution Version

ANNEX A

Contributed Securities

Rollover Investor: Don A. Sanders

Contributed Securities: 1,036,301 Company Shares

Contribution Amount: An amount equal to the number of Company Shares included in the Contributed Securities multiplied by the per share Merger Consideration payable upon consummation of the Merger ($9,171,263.85, as of the date hereof).

Rollover Investor: 2003 Sanders Children’s Trust

Contributed Securities: 125,000 Company Shares

Contribution Amount: An amount equal to the number of Company Shares included in the Contributed Securities multiplied by the per share Merger Consideration payable upon consummation of the Merger ($1,106,250, as of the date hereof).